Exhibit 10.1

Amendment No. 1 to Employment Agreement

This Amendment No. 1 to the Employment Agreement dated October 24, 2005, (the “Agreement”) by and between James R. Foster (the “Executive”) and BankUnited, FSB (the “Bank”) is made and is effective as of November 21, 2006.

Recitals

WHEREAS, Section 2.1 of the Agreement provides that the Agreement shall expire on October 24, 2007; and

WHEREAS, the Company and the Executive desire to amend the Agreement to extend the expiration date of the Agreement by two (2) years, to October 24, 2009, which is less than three years from the date of this Amendment;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1.	Section 2.1 of the Agreement is hereby amended and restated in its entirety as follows:

“The Bank hereby agrees to employ the Executive and the Executive hereby agrees to provide services to the Bank, on the terms and conditions set forth herein, for the two (2) year period commencing on October 24, 2005 (hereinafter the “Commencement Date”) and expiring at the conclusion of October 24, 2009 (the “Term”), subject to renewal by the Committee for successive terms of up to two (2) additional years unless the Executive resigns prior to that time or is sooner terminated as hereinafter set forth.”

2.	Section 5.3 of the Agreement is hereby amended and restated in its entirety as follows:

“Termination Without Cause.” At any time the Bank shall have the right to terminate Executive’s employment hereunder by written notice to Executive; provided, however, that the Bank shall (i) pay to Executive any compensation or other obligations accrued prior to the Date of Termination, all of which shall be paid within thirty (30) days after the Date of Termination, (ii) pay to the Executive in a lump sum within thirty (30) days after the Date of Termination, an amount equal to the product of (x) the greater of 12 or the number of full months remaining in the Term

Amendment No. 1 to Employment Agreement – BUFSB

James R. Foster

after the Date of Termination, but not more than 36, times (y) the sum of Executive’s monthly Base Salary for the year in which the Date of Termination occurs, plus one twelfth of either the Guaranteed 2006 Bonus or, if the Date of Termination occurs in 2007 or later, the last Annual Bonus awarded to the Executive for the fiscal year prior to the year in which the Date of Termination occurs pursuant to this Section 5.3, and (iii) implement the provisions for the Executive’s Vested Benefits as of the Date of Termination. The Bank shall be deemed to have terminated the Executive’s employment pursuant to this Section 5.3 if such employment is terminated by the Bank without Cause. The Bank and the Executive hereby stipulate that the payment and delivery of the amounts specified in clause (ii) above are conditioned upon the Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Bank or any of its affiliates, the execution of a severance agreement and full release by the Executive in favor of the Bank releasing all then existing claims against the Bank, under this Agreement, related to the Executive’s employment, or otherwise, to the full extent permitted by law, and so long as the Executive complies with all provisions of this Agreement, including Section 8. Such severance agreement and general release shall be in a form substantially similar to that attached hereto as Attachment A. Any disputes shall be resolved by Arbitration as provided in Section 23.

3.	All defined terms not otherwise defined herein shall be having the meaning as indicated in the Agreement.

4.	Except as modified by this Amendment, all other terms and conditions of the Agreement remain in full force and effect.

Amendment No. 1 to Employment Agreement - BUFSB

James R. Foster

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the date and year first above written.

BankUnited, FSB		Executive:

By:	/s/ Ramiro A. Ortiz	By:	/s/ James R. Foster
Name:	Ramiro A. Ortiz	Name:	James R. Foster
Title:	President and Chief Operating Officer

ATTEST:

By:	/s/ Dellene Acampa
Assistant Secretary